As filed with the U.S. Securities and Exchange Commission on November 2, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PANDORA MEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3352630 (I.R.S. Employer Identification Number)
2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Roger Lynch
President and Chief Executive Officer
Pandora Media, Inc.
2101 Webster Street, Suite 1650
Oakland, CA 94612
(510) 451-4100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steve Bené General Counsel Pandora Media, Inc. 2101 Webster Street, Suite 1650 Oakland, CA 94612 (510) 451-4100	Martin A. Wellington Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 (650) 565-7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Convertible Preferred Stock, par value $0.0001 per share	480,000(1)	$1,000(2)	$480,000,000(2)	$59,760.00(3)
Common Stock, par value $0.0001 per share	61,961,860(4)	–	–	(5)
TOTAL:				$59,760.00(3)(5)

(1)	480,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") are being registered hereunder.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Calculated pursuant to Rule 457(o) promulgated under the Securities Act based on the Proposed Maximum Aggregate Offering Price and based on the filing fee of $124.50 per $1,000,000 of securities registered.

(4)
Estimated based on the total number of shares of common stock issuable upon conversion of the Series A Preferred Stock (including accrued dividends for up to five years). Each share of Series A Preferred Stock may be converted into common stock, at the option of the holder, at an initial conversion price of $10.50 per share of common stock and at an initial conversion rate of 95.2381 shares of common stock per share of Series A Preferred Stock. Pursuant to Rule 416 under the Securities Act ("Rule 416"), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the company's Certificate of Designation). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.

(5)
No separate consideration will be received for the shares of common stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

480,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

61,961,860 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to an aggregate of (i) 480,000 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock") and (ii) up to 61,961,860

shares of common stock, par value $0.0001 per share (the "Common Stock"), consisting of the aggregate number of shares of Common Stock issuable upon the conversion of 480,000 shares of Series A Preferred Stock (including accrued dividends for up to five years). The selling stockholders may offer and sell shares of Series A Preferred Stock or shares of Common Stock on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may sell all or a portion of the shares of Series A Preferred Stock or shares of Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of Series A Preferred Stock or shares of Common Stock, or both. See the "Plan of Distribution" section for a more complete description of the ways in which the shares of Series A Preferred Stock or shares of Common Stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling stockholders' sale of shares of Series A Preferred Stock or shares of Common Stock. We have agreed to bear the expenses (other than underwriting discounts, selling commissions and stock transfer taxes) in connection with the registration of the Series A Preferred Stock and the Common Stock that the selling stockholders are offering under this prospectus.

Our Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "P." On November 1, 2017, the closing price of our Common Stock on the NYSE was $7.40 per share. The Series A Preferred Stock is not listed on any exchange, and we do not intend to list the Series A Preferred Stock on any exchange.

Our principal executive offices are located at 2101 Webster Street, Suite 1650 Oakland, CA 94612, and our telephone number is (510) 451-4100.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and under similar headings in other documents that are incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2017

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. Neither we nor the selling stockholders have authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series A Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates. Unless we have indicated otherwise or the context requires, the terms "Pandora," the "company," "us," "we" and "our" refer to Pandora Media, Inc. and its subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with regard to us and the securities the selling stockholders offer pursuant to this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the United States Securities and Exchange Commission ("SEC") is not necessarily complete, and in each instance, reference is made to the copy of the document filed. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under "Where You Can Find More Information" and "Incorporation by Reference" before making an investment decision.

Neither this prospectus nor any accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders or any agent, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC's Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, including annual, quarterly and current reports, proxy statements and other information, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: P), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://investor.pandora.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (except the information contained in such documents to the extent "furnished" and not "filed"):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 16, 2017, and the amendment to our Annual Report on Form 10-K/A filed on April 27, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, as filed with the SEC on May 9, 2017 and August 1, 2017, respectively;

•
the description of our Common Stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 8, 2011, including any amendment or report filed to update the description therein; and

•
our Current Reports on Form 8-K filed on January 12, 2017, February 27, 2017, March 2, 2017, March 16, 2017, March 30, 2017, April 14, 2017, April 27, 2017, May 12, 2017, June 12, 2017, June 14, 2017, June 27, 2017, June 29, 2017, August 9, 2017, August 14, 2017, September 5, 2017, and September 26, 2017, and the amendment to the Current Report on Form 8-K/A filed on August 9, 2017.

You may request, and we will provide you with, a copy of these filings at no cost by calling us at (510) 451-4100 or by writing to us at the following address: Attention: Investor Relations, Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that are not historical in nature, are predictive, or that depend upon or refer to future events or conditions or contain forward-looking statements. Statements including, but not limited to, statements regarding the extent and timing of future revenues and expenses and customer demand, statements regarding the deployment of our products, statements regarding our reliance on third parties and other statements using words such as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "intends," "may," "plans," "projects," "should," "will" and "would," and words of similar import and the negatives thereof, constitute forward-looking statements. These statements are predictions based upon our current expectations about future events. Actual results could vary materially as a result of certain factors, including, but not limited to, those expressed in these statements. We refer you to the risks discussed in our other filings with the SEC incorporated by reference herein, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The discussion of risks and uncertainties set forth in those filings should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus or in the documents incorporated by reference herein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

PANDORA MEDIA, INC.

Pandora is the world's most powerful music discovery platform, offering a personalized experience for each of our listeners wherever and whenever they want to listen to music—whether through earbuds, car speakers or home audio/video equipment. Pandora is available as an ad-supported service, a radio subscription service called Pandora Plus and an on-demand subscription service called Pandora Premium. The majority of our listener hours occur on mobile devices, with the majority of our revenue generated from advertising on our ad-supported service on these devices. We offer both local and national advertisers the opportunity to deliver targeted messages to our listeners using a combination of audio, display and video advertisements. We also generate revenue from subscriptions to Pandora Plus and Pandora Premium. Founded by musicians, Pandora also empowers artists with valuable data and tools to help grow their careers and connect with their fans.

At the heart of our service is our set of proprietary personalization technologies, including the Music Genome Project and our playlist generating algorithms. The Music Genome Project is a database of over 1,500,000 uniquely analyzed songs from over 200,000 artists, spanning over 650 genres and sub-genres, which our team of trained musicologists has developed one song at a time by evaluating and cataloging each song's particular attributes. The Music Genome Project database is a subset of our full catalog available to be played. When a listener enters a single song, artist, comedian or genre to start a station, the Pandora service instantly generates a station that plays music or comedy we think that listener will enjoy. Over time, our service has evolved by using data science to further tailor the listener experience based on listener reactions to the recordings we pick. Listeners also have the ability to add variety to and rename stations, which further allows for the personalization of our service. We have integrated this technology into Pandora Premium, giving listeners the ability to search and play any track or album as well as offering unique playlist features tailored to each listener's distinct preferences.

We were incorporated as a California corporation in January 2000 and reincorporated as a Delaware corporation in December 2010. Our principal operations are located in the United States, and we also are located in the United Kingdom. Our principal executive offices are located at 2101 Webster Street, Suite 1650, Oakland, California 94612 and our telephone number is (510) 451-4100. Our website address is www.pandora.com. The information on or accessible through our website is not part of and is not incorporated into this prospectus.

RISK FACTORS

Investing in any of our securities involves risk. Before deciding to invest in our securities, you should carefully consider each of the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

In addition to the risk factors incorporated by reference, purchasers of the Series A Preferred Stock should consider the following additional risks:

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock will rank junior to all of Pandora's and its subsidiaries' liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries' liabilities, to pay amounts due on the Series A Preferred Stock.

An active trading market for the Series A Preferred Stock does not exist and may not develop.

The Series A Preferred Stock has no established trading market and is not listed on any securities exchange, and we have no intention to list the Series A Preferred Stock on any securities exchange. Until the mandatory redemption rights become effective on the fifth anniversary of the Additional Closing (as defined below), investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series A Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected, and holders' ability to transfer shares of Series A Preferred Stock will be limited.

The market price of the Series A Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how shares of our Common Stock will trade in the future. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock.

The trading price of our Common Stock has been and is likely to continue to be volatile. The risk factors described elsewhere or incorporated by reference herein may cause the price of our Common Stock to fluctuate. In addition, the stock market has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. Such litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources and harm our business, operating results and financial condition.

These broad market fluctuations may adversely affect the market prices of our Common Stock, and, in turn, the Series A Preferred Stock.

In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series A Preferred Stock and may negatively impact the holders' investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or Series A Preferred Stock could decline as a result of sales of a large number of shares of Common Stock or Series A Preferred Stock or similar securities in the market or the perception that such sales could occur.

In addition, each share of Series A Preferred Stock, subject to the limitations set forth in the Certificate of Designation (as defined below), is convertible at the option of the holder thereof into shares of our Common Stock. The conversion of some or all of the Series A Preferred Stock will dilute the ownership interest of our existing Common Stock holders. Any sales in the public market of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our Common Stock and Series A Preferred Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Common Stock may negatively impact the market price for the Series A Preferred Stock.

The Series A Preferred Stock is subject to redemption at our option in certain circumstances based on the trading price of our Common Stock.

Subject to the conditions set forth in the Certificate of Designation, beginning after the third anniversary of the date of the Additional Closing, we will be entitled, but will not be required, to redeem all of the outstanding Series A Preferred Stock if the volume weighted average price per share of Common Stock exceeds $18.375, as may be adjusted pursuant to the Certificate of Designation, for at least 20 trading days in any period of 30 consecutive trading days. The Series A Preferred Stock will be redeemed at a price equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends for, at our election, cash, shares of Common Stock (subject to the limitations set forth in the Certificate of Designation) or a combination thereof.

The Series A Preferred Stock has not been rated.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preferred Stock.

The Series A Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

Holders of the Series A Preferred Stock have the right to require us to redeem all or any portion of the Series A Preferred Stock on any date from and after the fifth anniversary of the date of the Additional Closing at a price equal to 100% of the liquidation preference plus all accrued but unpaid dividends (such a redemption may be settled in cash, shares of Common Stock (subject to the limitations set forth in the Certificate of Designation) or a combination thereof). Prior to that time, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time.
We are required to redeem shares of Series A Preferred Stock in limited circumstances.

We are required to redeem the shares of Series A Preferred Stock upon the occurrence of a change of control. See "Description of Capital Stock—Series A Preferred Stock—Redemption upon Change of Control." Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series A Preferred Stock may make it difficult or impossible to sell shares of Series A Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

We may not have sufficient cash to repurchase the Series A Preferred Stock as required upon certain change of control events.

Upon certain change of control events, subject to certain conditions, we will be required to redeem the outstanding shares of Series A Preferred Stock at a redemption price per share equal to the greater of (i) an amount in cash equal to 100% of the liquidation preference plus all accrued dividends unpaid through the fifth anniversary of the Initial Closing (as defined below) (assuming the shares would have remained outstanding through that date) and (ii) the consideration the holders would have received if they had converted the Series A Preferred Stock into Common Stock immediately prior to such change of control event (disregarding the 19.99% cap on conversion described below). However, we may not have enough available cash or be able to obtain financing at the time we are required to repurchase the Series A Preferred Stock. If we do not have sufficient funds under the Delaware General Corporation Law (the "DGCL") to redeem all shares of Series A Preferred Stock, or if such redemption would be in violation of agreements governing our debt, we must redeem, pro rata among the holders of Series A Preferred Stock, the maximum number of shares we are permitted to redeem under the DGCL and our debt agreements, and we must redeem all other shares of Series A Preferred Stock as soon as practicable without violating Delaware law and our debt agreements. If we are not able to repurchase the Series A Preferred Stock, then the holders would only have an unsecured claim against our assets.

Terms of our debt agreements and Delaware law may restrict us from making cash payments with respect to the Series A Preferred Stock.

Cash payments upon redemption of the Series A Preferred Stock will be paid only to the extent payment of such amounts is not prohibited by debt agreements and assets are legally available under the DGCL to pay such amounts. Additionally, quarterly dividends will be paid only if such dividends are declared by our board of directors (the "Board of Directors"). The Board of Directors is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Our existing lines of credit may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock.

Under the DGCL, a Delaware corporation is permitted to make a distribution (i) to the extent the corporation has sufficient surplus (the excess of the corporation's net assets over the amount determined to be capital in accordance with the DGCL) or (ii) if there is not sufficient surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, pursuant to Section 170 of the DGCL, dividends may not be declared out of net profits if "the capital of the corporation, computed in accordance with Sections 154 and 244 of the [DGCL], shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets."

The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock.

The number of shares of our Common Stock that holders are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events arising from dividends or distributions in Common Stock, subdivisions, splits, and combinations of the Common Stock, certain issuances of stock purchase rights, options or warrants, self-tender offers and exchange offers, cash dividends or distributions, and certain other actions by us that modify our capital structure. We will not adjust the conversion rate for other events, including the issuance of Common Stock pursuant to plans for reinvestment of dividends or interest, the issuance of Common Stock, options or rights to purchase shares pursuant to benefit plans or employee agreements, the issuance of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security (except as otherwise provided in the Certificate of Designation) or for a change in the par value of the Common Stock. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.

If our Common Stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

The terms of the Series A Preferred Stock do not protect you if our Common Stock is delisted. If our Common Stock is delisted, holders may be forced to elect between converting their shares of the Series A Preferred Stock into illiquid shares of our Common Stock or holding their shares of the Series A Preferred Stock and receiving stated dividends on the stock when, as and if authorized by the Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference. Accordingly, if the Common Stock is delisted, the holders' ability to transfer or sell their shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income."

Distributions paid to corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be subject to tax at the preferential tax rates applicable to "qualified dividend income," if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We presently do not have accumulated earnings and profits and we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (or the Common Stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income." If any distributions on the Series A Preferred Stock (or the Common Stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to "qualified dividend income" because of insufficient current or accumulated earnings and profits, the market value of the Series A Preferred Stock (or the Common Stock) may decline.

Holders may have to pay taxes in respect of accrued but unpaid dividends on the Series A Preferred Stock, or if we adjust the conversion rate of the Series A Preferred Stock in certain circumstances, even if holders do not receive any cash.

We may accrue unpaid dividends on the Series A Preferred Stock. We intend to take the position that the accrual of unpaid dividends on the Series A Preferred Stock will not result in a taxable constructive distribution to holders of the Series A Preferred Stock. However, the Internal Revenue Service (the "IRS") may disagree with our position. If the IRS were successful, holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders did not receive cash from the accrual of the dividend.

In addition, we will adjust the conversion rate of the Series A Preferred Stock in certain circumstances, including, but not limited to, the payment of certain cash distributions with respect to the Common Stock. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though holders might not exercise their conversion right.

As a result, holders of the Series A Preferred Stock may be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preferred Stock. In addition, Non-U.S. Holders (as defined in "Material United States Federal Income Tax Considerations") of the Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read "Material U.S. Federal Income Tax Considerations" regarding the U.S. federal income tax consequences of accrued but unpaid dividends.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

At December 31, 2016, we had federal net operating loss carryforwards of approximately $818.5 million and tax credit carryforwards of approximately $14.8 million. At December 31, 2016, we had state net operating loss carryforwards of approximately $552.2 million and tax credit carryforwards of approximately $21.5 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (the "Code"), if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. In general, an "ownership change" will occur if there is a cumulative change in our ownership by "5-percent shareholders" that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. As a result of prior equity issuances and other transactions in our stock, we have previously experienced "ownership changes" under section 382 of the Code and comparable state tax laws. We may also experience ownership changes in the future as a result of other future transactions in our stock. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset United States federal and state taxable income may be subject to limitations.

Legislative or regulatory tax changes could materially and adversely affect us or our shareholders.

At any time, the U.S. federal income tax laws or regulations or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

USE OF PROCEEDS

All shares of Series A Preferred Stock and Common Stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the selling stockholders' sale of these shares.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and our coverage deficiency. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus.

	Six-months ended June 30	Year ended December 31			Eleven-months ended December 31
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges and preferred stock dividends(1)	N/A	N/A	N/A	N/A	N/A
Coverage Deficiency	(421,931)	(342,978)	(169,661)	(30,406)	(27,017)
(1)    We did not record earnings for the eleven months ended December 31, 2013, the twelve months ended December 31, 2014, 2015 and 2016 and the six months ended June 30, 2017. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001.

As of October 31, 2017 we had issued and outstanding:

•	248,782,017 shares of Common Stock; and

•	480,000 shares of preferred stock, consisting entirely of Series A Preferred Stock.

The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified in their entirety by our certificate of incorporation (including the Certificate of Designation) and amended and restated bylaws currently in effect, which are filed as exhibits hereto, and applicable law. Copies of these documents are filed with the SEC and are available upon request.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Stockholder Meetings

Our certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at the date, time and place, if any, as selected by our Board of Directors. Our amended and restated bylaws provide that special meetings of the stockholders may be called by the chairman of our Board of Directors, the lead director designated in accordance with our corporate governance guidelines or the president and will be called by the chairman, lead director, president or secretary on the written request of three directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors; provided, however, that, except as otherwise required by law, holders of our Common Stock will not be entitled to vote on any amendment to the company's certificate of incorporation, as amended (including any certificate of designation) that relates solely to the terms of one or more outstanding series of preferred stock (including the Series A Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote on such amendment pursuant to the certificate of incorporation, as amended (including any certificate of designation) or pursuant to the DGCL. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of our directors.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock (including the Series A Preferred Stock).

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock (including the Series A Preferred Stock and any series that we may designate in the future).

Preferred Stock

Subject to the limitations set forth in the Certificate of Designation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock by us may adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Series A Preferred Stock

In June 2017, we entered into an agreement with Sirius XM Radio Inc. ("Sirius") to sell 480,000 shares of Series A Preferred Stock for $1,000 per share, with gross proceeds of $480 million (the "Investment Agreement"). The Series A Preferred Stock was issued at two closings: 172,500 shares were issued for $172.5 million at an initial closing that occurred on June 9, 2017 upon signing the Investment Agreement with Sirius (the "Initial Closing") and 307,500 shares were issued for $307.5 million at an additional closing that occurred on September 22, 2017 (the "Additional Closing").

On June 9, 2017, we filed with the Secretary of State of the State of Delaware our Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designation"), which became effective upon filing. The Certificate of Designation classifies the Series A Preferred Stock and establishes the designations, preferences, conversion and other rights, voting powers, restrictions, rights and limitations as to dividends, qualifications and terms and conditions of the shares of the Series A Preferred Stock.

The following is a summary of the material terms of the Series A Preferred Stock. For a more complete description, you should refer to the Certificate of Designation.

Ranking

The Series A Preferred Stock ranks senior to our Common Stock with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up the affairs of the company.

Liquidation

The Series A Preferred Stock has a liquidation preference of $1,000 per share. Upon liquidation, dissolution or winding up of the affairs of the company, before any distributions may be made with respect to our Common Stock and subject to the rights of holders of any Senior Stock or Parity Stock (each as defined in the Certificate of Designation) and the rights of our creditors, the amount paid with respect to each share of Series A Preferred Stock will be the greater of (i) the $1,000 liquidation preference plus all accrued and unpaid dividends as of the date of such liquidation, dissolution or winding up and (ii) the amount holders of Series A Preferred Stock would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up (assuming such holders were permitted to convert all of their shares of Series A Preferred Stock and were not subject to the 19.99% cap on conversion described below). If our assets are insufficient for a full liquidation distribution, a pro rata partial distribution will be made.

Dividends

Holders of Series A Preferred Stock are entitled to a cumulative dividend at the rate of 6.0% per annum, payable quarterly in arrears. If we fail to declare and pay a full dividend on the Series A Preferred Stock on any Dividend Payment Date (as defined in the Certificate of Designation), dividends payable on such Dividend Payment Date on the Series A Preferred Stock will be deemed to have accrued during the applicable period at 6.0% per annum and will continue to accrue and cumulate at the same rate. As long as the Series A Preferred Stock dividends are in arrears, we may not declare any dividend on, or make any distributions relating to, our Common Stock or redeem, purchase, acquire, or make any liquidation payment relating to, any of our Common Stock, subject to certain exceptions (e.g., redemptions pursuant to employment contracts and benefit plans).

Conversion Rights

Subject to the terms of the Certificate of Designation, the Series A Preferred Stock is convertible at any time at the option of the holders into shares of Common Stock at an initial conversion price of $10.50 per share of Common Stock and at an initial conversion rate of 95.2381 shares of Common Stock per share of Series A Preferred Stock (subject to adjustments for accrued and unpaid dividends and certain anti-dilution adjustments).

We may settle the conversion in Common Stock, cash or any combination thereof. However, the Series A Preferred Stock may not be converted into more than 19.99% of the Common Stock outstanding as of the date of the Initial Closing until our stockholders have approved the issuance of Common Stock in excess of such 19.99% cap, as required by the New York Stock Exchange's listing requirements ("Stockholder Approval"). Additionally, the Series A Preferred Stock may not be converted if such conversion would require clearance under the Hart-Scott-Rodino Antitrust Improvements Act and such clearance has not been obtained.

At any time the Series A Preferred Stock would be, but for the 19.99% cap, convertible into a number of shares of Common Stock exceeding 19.99% of the Common Stock outstanding on the date of the Initial Closing, the holders of a majority of the outstanding Series A Preferred Stock may require the company to hold a meeting of the company's shareholders for the purpose of obtaining Stockholder Approval. The company must hold the shareholder meeting within 120 days following written request by such holders and must use commercially reasonable efforts to obtain Stockholder Approval. If Stockholder Approval is not obtained at such meeting, the holders of a majority of the outstanding Series A Preferred Stock have the right to require the company to use its commercially reasonable efforts to obtain Stockholder Approval at any subsequent annual meeting of the company until Stockholder Approval is obtained.

Voting and Director Designation Rights

The vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required for the company to take the following actions: (i) any amendment, alteration or repeal of any provision of the company's certificate of incorporation (including the Certificate of Designation) or bylaws that would have an adverse effect on the Series A Preferred Stock or its holders; (ii) any amendment or alteration of the company's certificate of incorporation or any other action to authorize, create, or classify, or increase the number of authorized or issued shares of (or securities convertible into shares of), or reclassify any security into, or issue, additional Series A Preferred Stock (or other capital stock of the company which ranks equal or senior to Series A Preferred Stock as to dividend rights, redemption rights and/or liquidating distributions); (iii) the incurrence of additional debt such that the company's aggregate indebtedness determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (excluding capital lease obligations) would exceed (x) $500 million and (y) beginning in any year in which the company generates positive Consolidated EBITDA (as defined in the Certificate of Designation), three times trailing four quarter Consolidated EBITDA. If Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will no longer have the right to approve the matters set forth in clauses (ii) and (iii) above.

Except with respect to matters on which holders of Series A Preferred Stock are entitled to vote as a separate class, holders of Series A Preferred Stock are entitled to vote as a single class with the holders of Common Stock on an as-converted basis (up to a maximum of 19.99% of the Common Stock outstanding as of the Initial Closing, unless and until Stockholder Approval has been received).

Sirius has the right to designate three directors for election to the Board of Directors. Upon the second anniversary of the Additional Closing, or if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 75% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will have the right to designate only two directors for election to the Board of Directors. A director designated by Sirius must be designated as Chairman of the Board of Directors, and a director designated by Sirius must be designated as a member of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. We must include the Sirius designees in our slate of nominees at each relevant annual meeting of stockholders and must support the Sirius designees to the same extent that we support our other nominees. Sirius has the right to replace its designees in the event of a designee's death, disability, resignation or removal. However, at any time, if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will lose its right to appoint any directors, and, at the written request of the Board of Directors, the directors designated by Sirius must immediately resign.

Redemption upon Change of Control

Upon certain change of control events involving the company (e.g., a merger involving the company or the acquisition of a majority of the company's voting stock by any person), the Series A Preferred Stock must be redeemed at a price equal to the greater of (i) an amount in cash equal to 100% of the liquidation preference plus all accrued but unpaid dividends through the fifth anniversary of the Initial Closing (assuming the shares would have remained outstanding through that date) and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to such change of control event (disregarding the 19.99% cap on conversion described above). If we do not have sufficient funds legally available under Delaware law, or if the redemption will be in violation of covenants or other provisions of any of our debt agreements, we will redeem, pro rata among the holders, the largest number of shares we are able to given these limitations and redeem all other shares as soon as practicable once legally available funds are available and the redemption will not be in violation of our debt agreements. All shares of Series A Preferred Stock not immediately repurchased will accrue dividends at the rate of 8.0% per annum.

Mandatory Redemption

Beginning from and after the fifth anniversary of the date of the Additional Closing, the holders of Series A Preferred Stock have the right to require us to redeem all or a portion of the Series A Preferred Stock at a price equal to 100% of the liquidation preference plus all accrued but unpaid dividends. We may redeem the Series A Preferred Stock for cash, Common Stock or any combination thereof, provided that, unless Stockholder Approval has been obtained, we may not settle the redemption for shares of Common Stock to the extent the 19.99% cap would be exceeded.

Optional Redemption

If at any time after the third anniversary of the date of the Additional Closing, the volume weighted average price per share of Common Stock exceeds $18.375, as may be adjusted pursuant to the Certificate of Designation, for at least 20 trading days in any period of 30 consecutive trading days, the company may redeem all of the outstanding Series A Preferred Stock at a price equal to 100% of the liquidation preference plus all accrued but unpaid dividends. We may effect such redemption, at our election, by paying cash, issuing shares of Common Stock or a combination thereof, provided that, unless Stockholder Approval has been obtained, we may not settle the redemption for shares of Common Stock to the extent the 19.99% cap would be exceeded.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Section 203 of the General Corporation Law of the State of Delaware

We are subject to the "business combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the stockholder becoming an interested stockholder, either the business combination or the transaction by which the stockholder became an interested stockholder is approved by the Board of Directors;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares in accordance with Section 203(a)(2) of the DGCL); or

•
on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

In connection with approving the transaction with Sirius, our Board of Directors resolved to approve the Investment Agreement and the transactions contemplated thereby, including the acquisition of the Series A Preferred Stock and the underlying Common Stock by Sirius and certain of its affiliates. The Sirius transaction is therefore exempt from the provisions of Section 203.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for the following:

•
our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms;

•	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors;

•
subject to the limitations in the Certificate of Designation, our Board of Directors may issue shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•
our directors may be removed by stockholders only for cause, and only our Board of Directors may fill vacancies created by expansion of our Board of Directors or the resignation, death or removal of a director;

•
subject to the rights of holders of any series of preferred stock then outstanding, all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and only a majority of our Board of Directors, the chairman of the Board of Directors or our president or secretary may call a special meeting of stockholders;

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting; and

•
subject to the rights of holders of any series of preferred stock then outstanding, a 66 2/3% stockholder vote is required for the rescission, alteration, amendment or repeal of the foregoing provisions of our certificate of incorporation or bylaws by stockholders, and our Board of Directors may amend the bylaws by majority vote.

The combination of the classification of our Board of Directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring unsolicited takeover attempts or delaying or preventing changes in control of our company or changes in management. They are intended to enhance our long-term value to our stockholders by increasing the likelihood of continued stability in the composition of our Board of Directors and its policies and discouraging certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Dissenters' Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or the company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum selection provision in our certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Indemnification of Directors and Officers and Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our certificate of incorporation also provides for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our certificate of incorporation.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation or bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted of directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Computershare Inc.

Listing

Our Common Stock is listed on The New York Stock Exchange under the symbol "P."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of shares of the Common Stock and the ownership, disposition and conversion of the Series A Preferred Stock. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, U.S. Treasury Regulations ("Treasury Regulations") issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Common Stock or the Series A Preferred Stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Common Stock or the Series A Preferred Stock as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Tax consequences may vary depending upon the particular circumstances of an investor, including with respect to the Medicare contribution tax on net investment income. Moreover, the effect of any applicable state, local or foreign tax laws or of U.S. federal estate or gift tax laws is not discussed. This discussion is limited to taxpayers who will hold the Series A Preferred Stock and the Common Stock received in respect thereof as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, "U.S. Holder" means a beneficial owner of the Common Stock or the Series A Preferred Stock who or that is or is treated for U.S. federal income tax purposes as:

•
an individual that is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and has validly elected to continue to be treated as a U.S. person.

As used herein, a "Non-U.S. Holder" is any beneficial owner (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a "U.S. Holder."

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Common Stock or the Series A Preferred Stock or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Common Stock or the Series A Preferred Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

We urge you to consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Common Stock or the Series A Preferred Stock, your status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Common Stock or the Series A Preferred Stock, as applicable, will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the amount of the distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder's Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be taxed as capital gain recognized on a sale or exchange as described below under "U.S. Holders—Dispositions."

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 70% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

The tax treatment to a U.S. Holder of a dividend on the Series A Preferred Stock not being paid in cash on the applicable payment date is a matter of uncertainty, and will depend in part on whether the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. We intend to take the position (and, except as otherwise stated, the remainder of this discussion assumes) that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock. If, however, the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, although the matter is not free from doubt, the cumulative accrued dividends may be treated as "redemption premium," and as a result a U.S. Holder of Series A Preferred Stock may be required to take into account constructive distributions under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under those principles, a U.S. Holder would be required to take such constructive distributions into gross income as they are deemed to economically accrue. Such constructive distributions would be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, and otherwise in the manner set forth above. While we presently do not have accumulated earnings and profits, we may have sufficient current or accumulated earnings and profits in the future for distributions to qualify as dividends for U.S. federal income tax purposes.

A dividend that exceeds certain thresholds in relation to a U.S. Holder's tax basis in the stock could be characterized as an "extraordinary dividend" (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder's tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Adjustment of Conversion Rate

The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. The Treasury Regulations treat a holder of Series A Preferred Stock as having received a constructive distribution includible in such holder's U.S. income in the manner described under "U.S. Holders—Distributions on the Common Stock or the Series A

Preferred Stock" above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the holder's proportionate interest in our earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series A Preferred Stock will generally not be considered to result in a constructive dividend distribution. However, certain of the possible conversion rate adjustments provided in the Series A Preferred Stock (including, without limitation, an increase in the conversion rate to reflect a taxable dividend paid to holders of Common Stock) may give rise to a deemed taxable dividend to the holders of the Series A Preferred Stock to the extent of our current and accumulated earnings and profits if it increases such holders' proportionate interest in our earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, you may recognize taxable income even though you may not receive any cash or property.

Conversion of Series A Preferred Stock

We may elect to settle a conversion of your Series A Preferred Stock with Common Stock, cash, or a combination of cash and Common Stock. A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into shares of Common Stock, except that (1) a U.S. stockholder's receipt of Common Stock in respect of declared but unpaid dividends, to the extent such dividends were not previously included in income, will be taxable as described under "U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock" above as if the U.S. Holder had received cash in respect of such declared but unpaid dividends equal to the fair market value of such Common Stock on the date of conversion and (2) a U.S. Holder's receipt of cash in lieu of a fractional share of Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Common Stock and the U.S. Holder's tax basis in the fractional share of Common Stock).

Except as discussed in the next sentence, a U.S. Holder's basis in shares of Common Stock received upon conversion of the Series A Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series A Preferred Stock. Common Stock received in payment of declared but unpaid dividends and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period that will commence on the day after the conversion.

If we elect to settle a conversion of your Series A Preferred Stock solely in cash, the transaction generally will be treated as a sale or exchange of your Series A Preferred Stock and will be taxable in the manner described below under "Dispositions." If we elect to settle a conversion of your Series A Preferred Stock with a combination of cash and Common Stock, you will be subject to tax on any gain realized by you with such taxable gain limited to an amount equal to the lesser of the amount of gain realized or the amount of cash you receive (other than any cash attributable to declared and unpaid dividends, which will be taxable as described above in "U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock" to U.S. Holders of record who have not previously included such dividends in income). For this purpose, gain generally would equal the excess, if any, of the fair market value of our Common Stock received upon conversion (including any fractional share of Common Stock for which cash is received) and the cash received (excluding any cash or Common Stock deemed received in respect of dividends, as described above) over your tax basis in our Series A Preferred Stock immediately prior to conversion. As described below under "Dispositions," if receipt of the cash is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our earnings and profits. You will not be permitted to recognize any loss realized by you upon conversion of Series A Preferred Stock into cash and Common Stock.

Dispositions

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the Common Stock or the Series A Preferred Stock equal to the difference between the amount of cash and the fair market value of any property received upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above in "U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock" to U.S. Holders of record who have not previously included such dividends in income) and the U.S. Holder's adjusted tax basis in the Common Stock or the Series A Preferred Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Common Stock or the Series A Preferred Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Notwithstanding the above, if we redeem a U.S. Holder's Series A Preferred Stock or Common Stock, such redemption may be treated as a distribution, and therefore as a dividend to the extent of our earnings and profits (as described above), rather than as a sale or taxable disposition. A U.S. Holder's redemption of Series A Preferred Stock or Common Stock will be treated as a "sale or exchange" for U.S. federal income tax purposes only if the redemption:

•is "substantially disproportionate" with respect to the U.S. Holder;

•results in a "complete termination" of the U.S. Holder's interest in us; or

•is "not essentially equivalent to a dividend" with respect to the U.S. Holder.

In determining whether any of the above three tests has been met, a U.S. Holder must take into account not only the shares of our stock that the U.S. Holder actually owns, but also the shares of our stock that it constructively owns within the meaning of Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a U.S. Holder will be considered to own those shares of our stock owned, directly or indirectly, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares of our stock the U.S. Holder has an option to purchase. U.S. Holders should consult their own tax advisor regarding the U.S. federal income tax and other tax consequences of a redemption of any Series A Preferred Stock or Common Stock.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Common Stock or the Series A Preferred Stock. Backup withholding may apply to such payments if a U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against such holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

If you are a Non-U.S. Holder of the Common Stock or the Series A Preferred Stock, taxable dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a "United States person" as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of the Common Stock or the Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding will be required (a) to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits or (b) if the Common Stock or the Series A Preferred Stock are held though certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Common Stock or Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the amount of the distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a Non-U.S. Holder's Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under "Non-U.S. Holders—Dispositions."

The tax treatment to a Non-U.S. Holder of a dividend on the Series A Preferred Stock not being paid in cash on the applicable payment date is a matter of uncertainty, and will depend in part on whether the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. We intend to take the position (and the following discussion assumes) that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock. If, however, the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, although the matter is not free from doubt, the cumulative accrued dividends may be treated as "redemption premium," and as a result a Non-U.S. Holder of Series A Preferred Stock may be required to take into account constructive distributions under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under those principles, a Non-U.S. Holder would be required to take such constructive distributions into gross income as they are deemed to economically accrue. Such constructive distributions would be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, and otherwise in the manner set forth above. Any constructive distribution that constitutes a dividend with respect to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive distributions that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above. Any withholding tax that we are required to pay on behalf of a Non-U.S. Holder shall be treated as received by such Non-U.S. Holder.

Adjustment of Conversion Rate

As described above under "U.S. Holders— Adjustment of Conversion Rate," adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder's proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that are taxed as described above under "Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock." Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under "Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock." Any withholding tax that we are required to pay on behalf of a Non-U.S. Holder shall be treated as received by such Non-U.S. Holder.

Conversion of Series A Preferred Stock

As described above under "U.S. Holders—Conversion of Series A Preferred Stock," we may elect to settle a conversion of your Series A Preferred Stock with Common Stock, cash or a combination of cash and Common Stock. A Non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Common Stock upon the conversion of the Series A Preferred Stock, except that the Common Stock received that is attributable to declared but unpaid dividends or dividends in arrears, to the extent not previously included in income, will be treated in the manner described above under "Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock."

If we elect to settle a conversion of your Series A Preferred Stock solely in cash, any gain recognized on the conversion will be taxable to the extent described below under "Non-U.S. Holders—Dispositions." If we settle a conversion with a combination of cash and Common Stock, a non-U.S. holder may recognize capital gain or dividend income, as described above under "U.S. Holders—Conversion of the Series A Preferred Stock," and any such gain recognized will be taxable to the extent described below under "Non-U.S. Holders—Dispositions" (other than amounts treated as a distribution, which will be taxed as described above under "Distributions on the Common Stock or the Series A Preferred Stock").

Dispositions

Any gain realized (not including any proceeds attributable to declared and unpaid dividends, which will be treated as a taxable distribution to the Non-U.S. Holder, as described above in "Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock" to Non-U.S. Holders of record who have not previously included such dividends in income) on the disposition of the Common Stock or Series A Preferred Stock (other than a conversion of Series A Preferred Stock into Common Stock) generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a "United States real property holding corporation" as described under Section 897 of the Code for U.S. federal income tax purposes during the shorter of the five-year period preceding the date of the disposition or the non-United States holder's holding period.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

To the extent the redemption of a Non-U.S. Holder's Series A Preferred Stock or Common Stock is treated as a distribution as described above under "U.S. Holders—Dispositions," such deemed distribution would be taxed as described under "Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock." Each Non-U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax and other tax consequences of a redemption of any Series A Preferred Stock or Common Stock.

We do not believe that we are, have been, or will be a United States real property holding corporation for United States federal income tax purposes, although no assurance can be provided in this regard.

Information reporting and backup withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as the Foreign Account Tax Compliance Act (FATCA) generally imposes a 30% United States withholding tax on dividends paid (which may include constructive distributions) on the Common Stock or the Series A Preferred Stock or on the gross proceeds from a disposition of Common Stock or Series A Preferred Stock paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity provides sufficient documentation evidencing either (i) an exemption from FATCA, or (ii) its compliance with certain reporting and disclosure obligations (or deemed compliance pursuant to an intergovernmental agreement with the United States). The FATCA withholding tax currently applies to payments of dividends (which may include constructive distributions) on the Common Stock or the Series A Preferred Stock, but only to payments of gross proceeds upon a disposition after December 31, 2018. You should consult your own tax advisor regarding the possible implications of FATCA on your ownership of the Common Stock or the Series A Preferred Stock.

SELLING STOCKHOLDERS

On June 9, 2017, we issued 172,500 shares of our Series A Preferred Stock in a private offering to Sirius and, on September 22, 2017, we issued another 307,500 shares of Series A Preferred Stock to Sirius, also in a private offering. We are registering the securities offered by this prospectus on behalf of the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series A Preferred Stock listed below that have been issued to them, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock.

The table below sets forth information as of November 2, 2017, and includes the name of the selling stockholders, the number of shares of Series A Preferred Stock beneficially owned by each such selling stockholder, the number of shares of Common Stock beneficially owned by such stockholders and the number of shares of Series A Preferred Stock and Common Stock that may be offered pursuant to this prospectus. In the table below, the number of shares of Common Stock that may be offered pursuant to this prospectus is calculated based on the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock as of the Additional Closing (including accrued dividends for up to five years). The number of shares of Common Stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus and any such changed information will, if required, be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Beneficial Ownership Prior to the Offering		Amount of Securities Being Sold (1)		Amount of Securities Owned and the Percentage of Ownership After the Offering (2)
Name of Selling Stockholder	Series A Preferred Stock	Common Stock	Series A Preferred Stock	Common Stock	Series A Preferred Stock	Common Stock
Sirius XM Radio Inc.(3)	480,000	61,961,860	480,000	61,961,860	—	0

(1)
Unless otherwise indicated above, the selling stockholder may offer any or all of the Series A Preferred Stock they beneficially own and the Common Stock issuable upon conversion of the Series A Preferred Stock.

(2)	Assumes the sale of all shares of Series A Preferred Stock and Common Stock offered pursuant to this prospectus.

(3)
Reflects securities held directly by Sirius XM Radio Inc. Sirius XM Holdings Inc. is the sole stockholder of Sirius XM Radio Inc. Liberty Media Corporation beneficially owns, directly and indirectly, approximately 69% of the outstanding common stock of Sirius XM Holdings Inc. and therefore may be deemed to be the beneficial owner of the Common Stock owned by Sirius XM Radio Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Agreement

Sirius has the right to designate three directors for election to the Board of Directors. Upon the second anniversary of the Additional Closing, or if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 75% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will have the right to designate only two directors for election to the Board of Directors. A director designated by Sirius must be designated as Chairman of the Board of Directors, and a director designated by Sirius must be designated as a member of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. We must include the Sirius designees in our slate of nominees at each annual meeting of stockholders and must support the Sirius designees to the same extent that we support our other nominees. Sirius has the right to replace its designees in the event of a designee's death, disability, resignation or removal. However, at any time, if Sirius and its permitted transferees no longer beneficially own shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of Series A Preferred Stock that represent at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased at the Initial Closing and at the Additional Closing under the Investment Agreement, Sirius will lose its right to appoint any directors, and, at the written request of the Board of Directors, the directors designated by Sirius must immediately resign.

Effective as of the Additional Closing, three directors designated by Sirius, Gregory B. Maffei, the Chairman of the board of directors of Sirius XM Holdings Inc. ("Holdings"), James E. Meyer, the Chief Executive Officer of Holdings, and David J. Frear, the Senior Executive Vice President and Chief Financial Officer of Holdings, were named to the Board of Directors. Mr. Maffei was also named Chairman of the Board of Directors and designated as a member of the Nominating and Corporate Governance Committee, and Mr. Meyer was designated as a member of the Compensation Committee. The Board of Directors currently consists of nine directors.

Sirius is subject to certain standstill restrictions, including, among other things, that Sirius will be restricted from acquiring additional securities or substantially all of the assets of the company for eighteen months after the Initial Closing. Sirius also may not make, encourage or participate in the solicitation of proxies to vote the company's securities until the later of (i) the second anniversary of the Additional Closing or (ii) the date on which all of Sirius' designees have resigned from and are no longer serving on the Board of Directors. Finally, Sirius may not seek to control or influence management or the Board of Directors (other than through its director designees in their capacity as directors) or take certain actions with respect to any merger, consolidation, business combination or similar transactions involving the company, other than confidential proposals to the Board of Directors that are not reasonably expected to require public disclosure by the company, until the second anniversary of the Additional Closing.

The foregoing description of the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement, which is filed herewith as Exhibit 10.01, and is incorporated herein by reference.

Registration Rights Agreement

Concurrently with entry into the Investment Agreement, we entered into a Registration Rights Agreement with Sirius (the "Registration Rights Agreement"), pursuant to which we agreed to provide to Sirius certain customary registration rights with respect to the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. We filed this registration statement pursuant to the terms of the Registration Rights Agreement. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is filed herewith as Exhibit 10.02, and is incorporated herein by reference.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the Series A Preferred Stock and the Common Stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and underwriters or broker-dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call transactions relating to the securities;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling stockholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling stockholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling stockholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be "underwriters" within the meaning of the Securities Act. Selling stockholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling stockholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling stockholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices and other material terms of the offering, the names of any agents, broker-dealers or underwriters, any applicable commissions, discounts, concessions and other items constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of our Common Stock or Series A Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

The Series A Preferred Stock is not listed on an exchange and we do not intend to list the Series A Preferred Stock on any exchange. The Common Stock is listed on the NYSE under the symbol "P." On November 1, 2017, the closing price of our Common Stock as reported on the NYSE was $7.40 per share.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to

United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sidley Austin LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal controls over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth a statement of the estimated costs and expenses we expect to incur in connection with the offering of the Series A Preferred Stock and the Common Stock registered hereby.

Amount to Be Paid
Securities and Exchange Commission registration fee	$59,760.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$35,000.00
Transfer agent and registrar fees	$2,500.00
TOTAL	$122,260.00

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought has determined upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our certificate of incorporation also provides for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our certificate of incorporation.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation or bylaws.

Item 16. Exhibits and Financial Statement Schedules

A list of exhibits is set forth under "Exhibit Index" at the end of this Registration Statement and is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oakland, state of California, on this 2nd day of November 2017.

PANDORA MEDIA, INC.

By:	/s/ Roger J. Lynch
Name: Title:	Roger J. Lynch President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Lynch, Naveen Chopra and Stephen Bené, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger J. Lynch
Roger J. Lynch	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2017

/s/ Naveen Chopra
Naveen Chopra	Chief Financial Officer (Principal Financial Officer)	November 2, 2017

/s/ Karen Walker
Karen Walker	Chief Accounting Officer (Principal Accounting Officer)	November 2, 2017

/s/ Gregory B. Maffei
Gregory B. Maffei	Director	November 2, 2017

/s/ Roger Faxon
Roger Faxon	Director	November 2, 2017

/s/ David J. Frear
David J. Frear	Director	November 2, 2017

Jason Hirschhorn	Director	November 2, 2017

/s/ Timothy Leiweke
Timothy Leiweke	Director	November 2, 2017

Michael M. Lynton	Director	November 2, 2017

/s/ James E. Meyer
James E. Meyer	Director	November 2, 2017

/s/ Mickie Rosen
Mickie Rosen	Director	November 2, 2017

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.01	Amended and Restated Certificate of Incorporation	S-1/A	333-172215	3.1	4/4/2011
3.02	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	10-Q	001-35198	3.02	7/26/2016
3.03	Amended and Restated Bylaws	S-1/A	333-172215	3.2	4/4/2011
3.04	Certificate of Amendment to the Amended and Restated Bylaws	10-Q	001-35198	3.04	7/26/2016
3.05	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.1	3/2/2017
3.06	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.1	3/16/2017
3.07	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.1	3/30/2017
3.08	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.1	4/14/2017
3.09	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.1	4/27/2017
3.10	Certificate of Amendment to the Amended and Restated Bylaws	8-K	001-35198	3.2	9/26/2017
3.11	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	001-35198	3.1	6/14/2017
10.01	Investment Agreement, dated as of June 9, 2017, by and between Pandora Media, Inc. and Sirius XM Radio Inc.	8-K	001-35198	10.3	6/14/2017
10.02	Registration Rights Agreement, dated as of June 9, 2017, by and between Pandora Media, Inc. and Sirius XM Radio Inc.	8-K	001-35198	10.4	6/14/2017
5.1	Opinion of Sidley Austin LLP					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included in Signature Page)					X